Exhibit (a)(5)(J)

CHFP025 Please complete legibly, preferably in black type or, bold block lettering	COMPANIES FORM No. 429dec Statutory Declaration relating to a Notice to non-assenting shareholders	429dec

Pursuant to section 429(4) of the Companies Act 1985 as inserted by Schedule 12 to the Financial Services Act 1986

** Insert name and address of the company	To* Denison International Plc of Masters House, 107 Hammersmith Road, London, W14 OGH “ the company”

Note

If there are joint offerors, this declaration must be made by all of them. Where any of the offerors is a company (whether or not a company within the meaning of the Companies Act 1985) this declaration must be signed by a director.

† Delete as appropriate	[I]Donald E. Washkewicz† Director of Parker-Hannifin Corporation (registered in Ohio, USA)

do solemnly and sincerely declare that the conditions for giving the attached notice are satisfied and [I]~~[We]~~† make this solemn declaration conscientiously believing the same to be true and by virtue of the provisions of the Statutory Declarations Act 1835.

	Declared at Ref: 677171/1	Declarants to sign below

Day Month Year

on | | | | | | | | |

before me * * * * A Commissioner for Oaths or Notary Public or Justice of the Peace of Solicitor having the powers conferred on a Commissioner for Oaths.